Exhibit 99.1

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

         The following unaudited pro forma combined condensed financial statements give effect to ConAgra Foods, Inc.'s ("ConAgra Foods" or the "company") sale of a controlling interest in its fresh beef and pork operations to Swift Foods Company, a venture led by Hicks, Muse, Tate & Furst Incorporated and Greeley Investments, LLC (an affiliate of George N. Gillett, Jr.), on September 19, 2002, after giving effect to the pro forma adjustments described in the accompanying notes.

     The unaudited pro forma combined condensed financial statements are derived from the company's historical consolidated financial statements. The unaudited pro forma combined condensed statements of earnings give effect to the sale as if it had occurred at the beginning of the period presented and exclude non-recurring direct transaction costs which are expected to be incurred by the company of approximately $.03 to $.04 per share. The unaudited pro forma combined condensed balance sheet gives effect to the sale as if it had occurred on May 26, 2002.

         The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the sale had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the company. The unaudited pro forma combined condensed financial statements should be read in conjunction with the consolidated financial statements and related notes included in the company's annual report on Form 10-K for the year ended May 26, 2002.

                               CONAGRA FOODS, INC.
               Pro Forma Combined Condensed Statement of Earnings
                         For the Year-Ended May 26, 2002
                                   (Unaudited)
                  (Amounts in Millions, Except Per Share Data)

                          ConAgra Foods        Elimination of                      Pro Forma
                          Historical (1)       Businesses Sold (2)      --------------------------------

                                                                                            As
                                                                       Adjustments(3)    Adjusted(5)
Net sales.................. $27,629.6             ($7,732.9)                  $ --           $19,896.7

Costs and expenses:
  Cost of goods sold.......  23,536.5              (7,432.6)                    --            16,103.9
  Selling, general and
administrative expenses....   2,423.4                (106.7)                  (30.5)           2,286.2
  Interest expense ........     401.5                  (1.8)                  (49.7)             350.0
                            ----------           ------------                  ----              -----
                             26,361.4              (7,541.1)                  (80.2)          18,740.1
                            ----------           ------------                 ------          --------

Income before income taxes..  1,268.2                (191.8)                   80.2            1,156.6
Income taxes................    483.2                 (69.0)                   18.9              433.1
                            ----------           ------------                 ------          --------
Income before cumulative
  effect of change in           785.0                (122.8)                   61.3              723.5
  accounting

Cumulative effect of change in
accounting                       (2.0)                 --                       --                (2.0)
                                 -----                 --                       --                -----

Net income                    $ 783.0               ($122.8)                 $ 61.3            $ 721.5
                              =======               ========                 ======            =======

Earnings per share - basic:   $  1.48                                                          $  1.36
                              =======                                                          =======

Earnings per share - diluted: $  1.47                                                          $  1.35
                              =======                                                          =======

                           See notes to unaudited pro forma combined condensed financial statements.

                               CONAGRA FOODS, INC.
                   Pro Forma Combined Condensed Balance Sheet
                                  May 26, 2002
                                   (Unaudited)
                    (Amounts in Millions, Except Share Data)

                                         ConAgra Foods        Elimination of                         Pro Forma
               ASSETS                    Historical (1)       Businesses Sold (2)        Adjustments(4)    As Adjusted

Current assets
  Cash and cash equivalents.......       $    157.9             $  --                     $  602.1         $  760.0
  Receivables, net................          1,393.6              (273.2)                        --          1,120.4
  Inventories.....................          4,304.7              (682.5)                        --          3,622.2
  Other current assets............            577.7               (20.6)                                      557.1
                                        ------------          -----------                       --
    Total current assets..........          6,433.9              (976.3)                     602.1          6,059.7
                                        ------------          -----------                    -----          -------
Property, plant and equipment, net          3,893.9              (553.1)                        --          3,340.8
Brands, trademarks and goodwill, net        4,747.6               (76.2)                        --          4,671.4
Other assets......................            420.8               (13.7)                     766.1          1,173.2
                                        ------------         ------------               ----------        ---------
                                          $15,496.2           $(1,619.3)                 $ 1,368.2     $   15,245.1
                                           =========           ==========                =========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable...................        $    30.9           $     --                   $      --          $  30.9
  Current installments of long-term
     debt.........................            209.0                 --                          --            209.0
  Accounts payable................          2,165.3              (228.8)                        --          1,936.5
  Other accrued liabilities.......          1,908.2               (72.3)                      50.0          1,885.9
                                           --------              -------                 ---------
    Total current liabilities.....          4,313.4              (301.1)                      50.0          4,062.3
                                          -----------           ---------                  -------         ---------

Senior long-term debt, excluding
  current installments............          4,991.6                  --                         --          4,991.6
Other non-current liabilities.....            955.9                  --                         --            955.9
Subordinated debt.................            752.1                  --                         --            752.1
Preferred securities of subsidiary
  company.........................            175.0                  --                         --            175.0


  Total common stockholders' equity         4,308.2            (1,318.2)                  1,318.2           4,308.2
                                         -----------        ------------                  -------           -------
                                          $15,496.2           $(1,619.3)              $   1,368.2        $ 15,245.1
                                               =========           ==========             =======        ==========


                           See notes to unaudited pro forma combined condensed financial statements.

                               CONAGRA FOODS, INC.
      Notes to Unaudited Pro Forma Combined Condensed Financial Statements
                  (Amounts in Millions, Except Per Share Data)


         On September 19, 2002, ConAgra Foods, Inc. sold a controlling interest in its fresh beef and pork businesses to Swift Foods Company ("Swift"), a venture controlled by Hicks, Muse, Tate & Furst Incorporated and Greeley Investments, LLC (an affiliate of George N. Gillett, Jr.). The aggregate consideration received by ConAgra Foods at September 19, 2002 was equal to the adjusted net book value (subject to post-closing adjustments) of the businesses sold and consisted of approximately $766 million in cash, a $150 million equity interest in Swift, $180 million in promissory notes from subsidiaries of Swift, and $262 million in advances to the domestic cattle feeding business under a $350 million credit line. ConAgra Foods, Inc. also purchased $150 million senior subordinated notes from a subsidiary of Swift, as part of the transaction. The unaudited pro forma combined condensed financial statements are based on the following:

1. The historical consolidated financial statements of ConAgra Foods, Inc. as of and for the year ended May 26, 2002.

2. The elimination of the assets, liabilities and operating results of the businesses sold.

3.   The unaudited pro forma statement of earnings adjustments reflecting:

     a. The company's equity in earnings of $30.5 million for the venture's operations based on its 46% ownership interest.

     b. A reduction in net interest expense relating to (i) the assumed repayment of short-term borrowing with the cash proceeds received in the transaction at the company's weighted average short-term interest rate of 3.2%, (ii) interest income on the $180 million of 8% promissory notes, (iii) interest income on the $150 million 12.5% senior subordinated note and (iv) net interest income on the domestic cattle feeding credit line as follows:

              Reduction in interest expense $19.4 Increase in interest income:
                  Promissory notes                                   14.4
                  Senior subordinated notes                           9.4
                  Cattle feeding credit line                          6.5
                                                                   ------
                                                                    $49.7

          The company has the ability to sell or dispose of its interest in the $150 senior subordinated notes after a six-month period and, as a result, has only reflected interest income on these notes for that period of time.

     c. The tax effects of the taxable adjustments at an estimated effective tax rate of 38%.

4.   The unaudited pro forma balance sheet adjustments are as follows:

                  Actual cash received on September 19, 2002  $ 765.7
                  Purchased senior subordinated notes          (150.0)
                  Increase in book value from May 26, 2002
                     to Sept. 19, 2002 (a)                      (13.6)
                                                                ------
                  Pro forma net cash received as of
                     May 26, 2002                             $ 602.1
                  Other assets:
                  Equity investment                             150.0
                  Promissory notes receivable                   150.0
                  Senior subordinated notes receivable          150.0
                  Cattle feeding assets sold (b)                316.1     766.1
                                                                ------    (50.0)
                  Cattle feeding liabilities sold (b)                    -------

         Net adjustments                                               $1,318.2

          (a) Actual cash received is based on estimated adjusted net book value (subject to post-closing adjustments) as of September 19, 2002. Pro forma cash received is based on a closing balance sheet date of May 26, 2002.

          (b) The company will continue to finance the domestic cattle feeding operations with a secured credit line of up to $350 million and a $30 million promissory note. Accordingly, although the company has legally divested this operation, in accordance with applicable accounting literature the company will continue to include the assets and liabilities of the cattle feeding business within its consolidated balance sheet. The notes receivable to ConAgra Foods, Inc. relating to the cattle feeding financing are therefore reflected as the net assets of the cattle feeding operations. The cattle feeding assets and liabilities included in the adjustments table reflect the net assets of the domestic cattle feeding operations as of the pro forma acquisition date of May 26, 2002.

5. The unaudited pro forma combined condensed financial statements exclude non-recurring direct transaction costs expected to be incurred by the company of approximately $.03 - $.04 per share.

6. The pro forma ratio of earnings to fixed charges for the year ended May 26, 2002 is as follows:

         Fixed Charges as Defined:
           Interest expense                                  $   416.1
           Capitalized interest                                    5.7
           Interest in cost of goods sold                         20.6
           Preferred distributions of subsidiary                  25.1
            One third of non-cancelable lease rent                43.1
                                                              ----------
            Total fixed charges (A)                          $   510.6
                                                               =========

          Earnings as Defined:
            Pretax income after elimination of undistributed
              earnings of equity method investees             $1,109.1

            Add fixed charges                                    510.6
            Less capitalized interest                             (5.7)
                                                             ------------

            Earnings and fixed charges (B)                    $1,614
                                                              ========

            Ratio of earnings to fixed charges (B/A)               3.2

7. The following is certain pro forma financial information for fiscal 2002 with respect to the impact of the transaction on the company's Meat Processing reporting segment.

                             Meat Processing        Elimination of                  Pro Forma
                             Historical             Businesses Sold         Adjustments     As Adjusted

Net Sales                    $    10,023.5           $   (7,732.9)          $    --         $    2,290.6

Operating Profit (a)         $       269.3           $     (192.3)          $    30.5       $      107.5

(a) Operating profit is profit before interest, goodwill amortization, general corporate expense and income taxes.